Exhibit 10.2

Information identified with “[***]” has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of February 28, 2019 by and between Florida Chemical Company, LLC, a Delaware limited liability company (“FCC”), and Flotek Chemistry, LLC, an Oklahoma limited liability company (“Flotek”).
WHEREAS, the parties desire to set forth the terms pursuant to which Flotek will supply certain products to FCC;
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:
1.Definitions. For purposes hereof:
“Affiliate” means any party controlled by, controlling under common control with, the party to whom the reference is made.
“Margin” means $[***] per gallon of Product.
“Product” means Citrus Burst® 1, Citrus Burst® 2, Citrus Burst® 2 F, Citrus Burst® 3, Citrus Burst® 4, Citrus Burst® 5, Citrus Burst® 7, Citrus Burst® 8, Citrus Burst® 153, Citrus-Mulse®, Citrus-Solv® HP, Citrus-Solv™ HP, Citrus-Solv™ IG, Citrus-Solv™ MG, Citrus-Solv™ OT, Citrus-Solv™ Prime, Citrus-Solv™ Prime BHT, Whip-It CB 3 Eucalyptus, CITRUSoy® High Flash, CLEAN MAX, CLEAN MAX CD, CLEAN MAX CD 200, Clean Max®, Clean-Max® LT, Clean Max® CD, Clean Max® CD 200, EC 50/50 Blend, E-Z-Mulse®, FC PRO DIPENTENE, FC PRO PPR 300, FC PRO SURFACTANT 300, FC PRO SURFACTANT 400, FC PRO SURFACTANT 425, FC PRO SURFACTANT 430, FC PRO SURFACTANT 450, FC PRO SURFACTANT 500, FC PRO UltraSolv, FC-PRO Dipentene, FC-PRO Protect Low Temp, FC-PRO Rig Wash, FC-PRO Rig Wash 8020, FC-PRO Surfactant 300, FC-PRO Surfactant 400, FC-PRO Surfactant 425, FC-PRO Surfactant 430, FC-PRO Surfactant 450, FC-PRO Surfactant 500, FC-PRO Wellbore Cleaner, FC-PRO Wellbore Cleaner LT, FC-PRO Xylene Replacement, Limonene DX, Limonene EX, Limonene X, Natural Mulse®, P131R Solvent, Rig Chem Blend #1, Soy Methyl Ester, and Surfsol, with the specifications set forth in Exhibit A to this Agreement.
“Product Price” means with respect to a gallon of Product the Raw Material Cost of that Product, plus the Margin.
“Raw Material Cost” means the cost per gallon to Flotek of the raw materials incorporated by Flotek into Product, computed based on the methodology used by Flotek to account for its inventory (e.g. LIFO, FIFO) (provided that such method is in accordance with Generally Accepted Accounting Principles, consistently applied), plus a deemed allocation of other manufacturing costs of Flotek of $[***] per gallon.
“Year” means a calendar year.
2.Purchase and Sale. FCC will from time to time during the Term purchase from Flotek, and Flotek will sell to FCC, Product.
3.Term. The “Term” shall begin on the date hereof and shall expire December 31, 2023, subject to early termination pursuant to the terms of Section 19. FCC, may, by written notice given to Flotek on or before September 30, 2023, elect for the Term to be extended to December 31, 2024.
4.Price. The price per gallon payable by FCC to Flotek for Product shall be the Product Price of that Product.
5.Forecasts. FCC shall provide non-binding forecasts of orders of Product for each calendar quarter during the Term at least ten (10) days prior to the commencement of such quarter.
6.Orders; Delivery.
(a)FCC shall order Product by sending to Flotek written purchase orders in the form attached hereto as Exhibit B. Flotek shall promptly, but in no event later than three (3) days after the date of such purchase order, confirm its acceptance or rejection of such purchase order by written notice to FCC. Flotek shall be obligated to accept all such purchase orders unless the orders for a particular quarter exceed the capacity of Flotek or exceed the FCC forecast for that quarter by more than 25%, provided, however, that, in such event, Flotek shall communicate to FCC the time period that will be required to satisfy such order assuming Flotek endeavors to satisfy such order as soon as practicable, and FCC shall inform Flotek within ten (10) days of such communication whether it will order such Product pursuant to the revised delivery terms.
(b)Shipments of Product to FCC must be made by Flotek from Flotek’s facility within three (3) days of the date of the applicable purchase order. Delivery terms shall be FOB Waller, Texas. Transportation shall be arranged by FCC. All sales of Product subject to this Agreement shall be pursuant to the terms and conditions attached hereto as Exhibit C.
(c)Flotek shall invoice FCC for Product at the time of shipment. Payment of Flotek invoices shall be due within sixty (60) days of the respective invoice date.
7.Adjustments. Representatives of Flotek and FCC shall consult with each other from time to time during the Term to discuss and resolve any issues arising from the performance of this Agreement. The parties may, by written agreement, revise the Margin or the Product Price.
8.Inspection and Audit. FCC shall have the right at any time to (i) inspect the facility of Flotek in Waller, Texas (the “Facility”) and any other facility of Flotek involved in the production of the Product, and (ii) audit the books and records of Flotek to confirm compliance with this Agreement. Any such inspection or audit shall be upon reasonable notice and shall not unreasonably interfere with the operations of Flotek.
9.Capacity. Flotek will throughout the Term maintain adequate manufacturing capacity and staffing to manufacture the Product pursuant to the terms hereof at the Facility.
10.Force Majeure. Fire, flood, strikes, lock-out, epidemic, or other acts of God beyond the reasonable control of the parties, which prevent Flotek from delivering or FCC from receiving and/or using the Product, shall operate to reduce or suspend deliveries during the period required to remove such cause. Any deliveries suspended under this paragraph shall be canceled without liability. An event of Force Majeure shall not include (a) financial distress nor the inability of either party to make a profit or avoid a financial loss, (b) changes in the market prices or conditions, or (c) a party’s financial inability to perform its obligations hereunder.
11.Intellectual Property. By acceptance of this Agreement and in consideration thereof, Flotek warrants and agrees that, subject to other provisions of this clause, it will defend any suit that may arise against FCC or any Affiliate thereof for alleged infringement of any patents, copyrights or similar intellectual property rights relating to a Product and that Flotek will indemnify and save harmless FCC and any Affiliate thereof, against any loss, damages, costs and expenses including reasonable attorneys' fees, which may be incurred by FCC or Affiliate by reason of the assertion of any such rights by other persons.
12.Confidentiality. All proprietary, technical, experimental, manufacturing, marketing and/or other information disclosed by a party hereto to the other party hereto pursuant to this Agreement are considered by the disclosing party as being highly confidential in nature. The recipient party agrees to take all reasonable precaution to prevent disclosure of such information to third parties. The recipient party shall hold in confidence any technical or business information the recipient party may learn, observe or otherwise obtain concerning the other party hereto, or of its Affiliates, incident to the recipient party's performance under the terms of this Agreement. These restrictions upon disclosure shall cease to apply as to any specific portion of said information which is or becomes available to the public generally, not due to the fault of the recipient party.
13.Fulfilling Production Requirement. Should Flotek fail (due to causes within Flotek’s control) to meet FCC's Product orders made in accordance with this Agreement, Flotek shall be required (without limiting any other remedy of FCC) to take all reasonable steps, including but not limited to working extra hours, shifts, or days to without otherwise limiting the remedies of FCC, to fulfill Flotek's obligations hereunder. All costs for such effort will be at Flotek's expense. Further, Flotek may use alternate shipping methods to expedite delivery to FCC to meet schedules to which both parties agree. Additional shipping costs resulting from expedited deliveries or use of alternate carriers due to causes within Flotek's control will be at Flotek's expense.
14.Rework and Product Liability Indemnification. In the event of any defect in the Product delivered to FCC hereunder, Flotek will (without limiting any other remedy of FCC), upon FCC’s request, replace any defective Product at the expense of Flotek. In addition, Flotek shall be responsible for claims by third parties against FCC for loss or damage based on personal injury or destruction of property due to defects in Product. Flotek shall be responsible for the defense, settlement or other final disposition of such claims and agrees to hold FCC harmless from any expenses or liability arising out of such claims. FCC may, at its option and expense, retain counsel to participate in the investigation and handling of such claims, although Flotek shall have control of all such claims, and FCC shall not settle or otherwise dispose of any such claims without the written consent of Flotek.

15.Personal Injury and Property Damage Liability Indemnification. Flotek assumes sole responsibility for taking all necessary health and safety precautions, including compliance with all applicable local, state, provincial and federal regulations, in producing Product under this Agreement. These precautions shall include, but not be limited to, such things as proper control of ventilation, the wearing of adequate protective clothing, and installation and proper utilization of appropriate environmental control equipment. Flotek will supply FCC with its Materials Safety Data Sheets with respect to the Product. Flotek will defend, indemnify and hold harmless FCC, its Affiliates, and their respective officers and employees from all claims, actions, losses, damages and expenses resulting from any injury to persons, damage to property or action by any regulatory agency, arising out of or in any way associated with the operation of the Facility or any other facility of Flotek, including, without limitation, injuries to Flotek’s employees involved in these operations REGARDLESS OF THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES. Flotek agrees to provide $5,000,000 of commercial liability insurance in support of this indemnity which names FCC as additional insured, with waiver of subrogation.
16.Environmental Indemnity. Each party hereto agrees to comply with all applicable federal, state provincial and or local environmental law, ordinances, codes, rules, regulations and permits and to handle all raw materials, off specification product, excess or scrap materials, waste, and finished products in an environmentally safe manner so as to prevent any contamination of the structure, soil or ground water in, on, or adjacent to its premises. Each party hereto agrees to indemnify the other party hereto, its Affiliates, subsidiaries, successors, assigns and their respective directors, officers, shareholders and employees and defend and save and hold each of them harmless from all liabilities, losses, claims, demands, assessments, fines, costs or expenses (including, without limitation, reasonable attorneys' and consultants’ fees and expenses) of every kind, nature or description arising under common law or any applicable environmental law resulting from, arising out of or relating to any conditions or activities at or involving the premises of the indemnifying party REGARDLESS OF THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES.
17.Other Sales and Purchases. Notwithstanding any of the terms of this Agreement, FCC shall not be restricted from purchasing any Product from sources other than Flotek.
18.Termination.
(a)Either Flotek or FCC may terminate the Term immediately, upon a written notice to the other such party, when one of the following events occurs:
(i)When the other party materially violates one or more clauses set forth herein or violates one or more purchase order relating to this Agreement and does not remedy such violation within 30 days from receiving the written notice from the other party of such fact (“Cure Period”). For the avoidance of doubt, the parties understand that the postponing of the delivery of Product pursuant to Section 10 of this Agreement, shall not be a cause for termination of the Term.
(ii)When one of the parties is the subject of a request for voluntary and involuntary bankruptcy, recuperation or renewal, based on bankruptcy laws, or involved in any equivalent situation.
The rights and obligations of the parties hereto pursuant to Sections 11, 13, and 14 shall survive the Term.
19.Warranties. Flotek warrants to FCC that:
(a)all of the Product supplied by Flotek to FCC shall:
(i)conform to the specifications set forth in Exhibit A;
(ii)comply with all relevant laws and regulations including, without limitation, laws and regulations of each of the jurisdictions in which the Product are either manufactured or to be sold or used concerning purity, sanitation, safety, security, and packaging and labeling of food and beverage;
(iii)be in good condition at the time of delivery in all respects; and
(iv)be free from any defect in design, workmanship, materials and packaging; and
(b)it shall convey to FCC good title to the Product free of any encumbrance, lien or security interest.
20.Independent Contractor. Flotek is an independent contractor and it is the express understanding of the parties hereto that nothing herein contained shall create any relationship of master and servant, partner, principal and agent between the parties hereto, or their respective employees, servants or agents.

21.Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.
22.Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally during business days to the appropriate location described below or three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed or if sent by email to the email address indicated below, four hours after transmitted:
If to FCC:            Florida Chemical Company, LLC
c/o Archer Daniels Midland Company
1261 Pacific Avenue
Erlanger, KY 41018
Attn:    President, ADM Nutrition; Chief Financial Officer, WFSI; Chief Counsel, ADM Nutrition
Email: Vince.Macciocchi@adm.com, Jeff.W.Miller@adm.com and Louis.Proietti@adm.com
If to Flotek:            Flotek Chemistry, LLC:
Attn:    President
10603 W. Sam Houston Parkway N., Suite 300
Houston, Texas 77064
Tel:    713-849-9911
Fax:    281-605-5554
Email:    jchisholm@flotekind.com
23.Successors. Flotek may not assign or delegate its rights or obligations pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns. Any assignee whatsoever will be bound by the obligations of the assigning party under this Agreement, and any assignment shall not diminish the liability or obligation of the assignor under the terms of this Agreement unless otherwise agreed.
24.Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.
25.Paragraph Headings. The paragraph headings used herein are descriptive only and shall have no legal force or effect whatsoever.
26.Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.
27.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.
28.No Presumption Against Any Party.  Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed or resolved against any party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties and their counsel (or the party has elected not to consult with counsel of its own choosing) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties.
29.Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.
30.Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.
31.Cross References. References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

32.Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

FLORIDA CHEMICAL COMPANY, LLC:

By:	/s/ Elizabeth T. Wilkinson
Name:	Elizabeth T. Wilkinson
Title:	Chief Financial Officer

FLOTEK CHEMISTRY, LLC:

By:	/s/ Elizabeth T. Wilkinson
Name:	Elizabeth T. Wilkinson
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPLY AGREEMENT